UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 13, 2007

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b) and (c). DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 13, 2007, United Online, Inc. (the “Company”) issued a press release announcing that its Board of Directors approved, effective October 1, 2007, the appointment of Scott H. Ray, age 43, to serve as its Executive Vice President and Chief Financial Officer.  Effective upon Mr. Ray’s commencement of employment, Neil P. Edwards will resign as Interim Chief Financial Officer and continue to serve as the Company’s Senior Vice President, Finance, Treasurer and Chief Accounting Officer.

From May 2005 until joining the Company, Mr. Ray served as chief financial officer of ValueClick, a publicly-traded provider of online marketing solutions.  From November 2002 to August 2004, Mr. Ray was the general manager of ValueClick’s technology division, and from August 2004 to May 2005, he was its executive vice president of finance.  From March 2001 to October 2002, Mr. Ray served as chief financial officer of OpenTV Corp., a publicly-traded provider of interactive television software and services.  Mr. Ray is a certified public accountant and a certified forensic accountant, and he holds a B.S. with honors in accounting from Arizona State University.

The Company has entered into an employment agreement with Mr. Ray for a term beginning  October 1, 2007 and expiring on November 15, 2011.  During the term of the agreement,  Mr. Ray will receive an annual base salary of not less than $425,000 and will be eligible to receive an annual cash bonus of up to 100% of such annual base salary, based on performance criteria established by the Company’s board of directors or committee thereof.  For the 2007 fiscal year, he will be entitled to a guaranteed bonus in the amount of $180,000, provided he remains employed with the Company through the bonus payment date.

Pursuant to the agreement, Mr. Ray will be awarded, on November 15, 2007, restricted stock units covering 275,000 shares of the Company’s common stock.  The restricted stock units will vest, and the underlying shares will be issued as follows, over his period of continued employment with the Company:  20% on November 15, 2008, 2009 and 2010, respectively, and the remaining 40% on November 15, 2011.

If Mr. Ray’s employment is terminated without cause, or he otherwise resigns for specified reasons, during the term of the agreement  and such termination or resignation occurs in connection with, or within 24 months following, a change in control of the Company, then subject to his execution of a release of all claims against the Company, all of his restricted stock units will immediately  vest. If his employment is terminated without cause, or he otherwise resigns for specified reasons, during the term of the agreement  and such termination or resignation does not occur in connection with, or within  24 months following, a change in control, then subject to his execution of a release of all claims against the Company, he will immediately vest in a portion of his otherwise unvested  restricted stock units determined  as if a monthly vesting schedule had applied to those units and he had completed an additional 12 months of service.

If Mr. Ray’s employment is terminated without cause, or he otherwise resigns for specified reasons, during the term of the agreement, then subject his execution of a release of all claims against the Company, he will be entitled to a severance payment, payable over 24 months, in an amount equal to the sum of (i) 24 months of his then-current base salary, (ii) the lesser of 100% of his then-current annual base salary or the annual bonus paid to Mr. Ray for the preceding fiscal year, and (iii) an annual bonus for the then-current fiscal year, pro rated through his termination date.  In consideration of such  severance payment, Mr. Ray has agreed to not engage in specified competitive business activities for 12 months after the termination of his employment.

If Mr. Ray’s employment is terminated due to his death or disability, then a portion of his otherwise unvested restricted stock units will immediately vest in an amount determined as if a monthly vesting schedule had applied to those units and he had completed an additional 12 months of employment.

The foregoing description of the material terms of Mr. Ray’s employment agreement does not purport to be a complete description of his agreement and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit with the Company’s Form 10-Q for the quarterly period ending September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2007	UNITED ONLINE, INC.

/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer